Contacts:
Timothy K. Zimmerman
President & Chief Executive Officer
412.856.0363

Colleen M. Brown
Chief Financial Officer
412.856.0363

STANDARD FINANCIAL CORP. COMPLETES CONVERSION AND OFFERING

Monroeville, Pennsylvania – October 6, 2010 – Standard Financial Corp. announced today the completion of the mutual-to-stock conversion of its subsidiary, Standard Bank, and its related common stock offering.

A total of 3,478,173 shares of common stock were issued in the offering.  3,360,554 shares were subscribed for by depositors of Standard Bank, other investors in the subscription and community offerings and the Employee Stock Ownership Plan at a purchase price of $10.00 per share.  117,619 shares were issued to Standard Charitable Foundation.

The shares of common stock are expected to begin trading on the Nasdaq Capital Market under the trading symbol “STND” on October 7, 2010.

Stifel, Nicolaus & Company, Incorporated served as conversion advisor and selling agent with respect to the conversion and offering. The law firm of Luse Gorman Pomerenk & Schick served as special counsel in connection with the conversion and offering.

Established in 1913, Standard Bank is a Pennsylvania chartered savings bank with assets of $395 million.  Standard operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard is a Member of the FDIC and an Equal Housing Lender.

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This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.